CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

       We hereby consent to the use in the Form 10-SB Registration Statement, of Aspac Communications, Inc. our reports for the year ended September 30, 1997 and six months ended March 31, 1998, dated February 23, 1998 (except for Notes 3, 4, and 5(c)(d)(e) and (f), as to which the date is June 10, 1998 and May 13, 1998, (except for Notes 3, 4, 5, and 7, as to which the date is June 10, 1998), respectively relating to the financial statements of Aspac Communications, Inc. which appear in such Form 10-SB.


                                WEINBERG & COMPANY, P.A.
                                Certified Public Accountants


Boca Raton, Florida
November 2, 1998